EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue P. O. Box 5030 Wallingford, CT 06492-7530 Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL REPORTS ON
EFFECTS OF RECENT FLOODING IN NEW YORK
STATE

Wallingford, Connecticut. July 5, 2006. Amphenol Corporation (NYSE-APH) announced today that it has incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York state during the period from June 28 to July 1, 2006. The Sidney facility primarily serves the aerospace and industrial markets. The Company is currently assessing the extent of property damage at the facility and the anticipated duration of business interruption. Preliminary estimates of flood related losses, in excess of related insurance coverage, are in the range of $15 to $30 million or $.11 to $.22 per share. Because of the recent occurrence of the flooding, this estimate is preliminary and subject to change as the Company is able to develop better information on the extent of the loss and its insurance coverage. The Company will reflect its best estimate of this loss in the results of its second quarter which ended June 30, 2006.

Significant cleanup and restoration efforts are well under way with full support from the Company’s local employees and global operations, assisted by outside experts. The Company is committed to restoring full service to its customers as quickly as possible. Based on preliminary estimates the Company believes the facility will commence partial production early next week and ramp up to substantially full production within 30 days. Customer service and other administrative functions have already resumed activity pursuant to emergency operating plans. The Company will provide an update on the impact of the flood, the status of its recovery activities and related loss estimate at its regularly scheduled earnings conference call on July 19, 2006.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.